Filed Pursuant to Rule 424(b)(3)

File Number 333-173514; 333-165975; 333-158745; 333-150885

Supplement No. 3

(To prospectus dated April 27, 2011)

NCO GROUP, INC.

$165,000,000 Floating Rate Senior Notes due 2013

$200,000,000 11.875% Senior Subordinated Notes due 2014

This prospectus supplement No. 3 supplements and amends the prospectus dated April 27, 2011, as supplemented and amended by prospectus supplement No. 1 dated May 13, 2011 and prospectus supplement No. 2 dated May 31, 2011 (the “Prospectus”).  This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.

On July 8, 2011, NCO Group, Inc. filed with the Securities and Exchange Commission a current report on Form 8-K which included the attached information.

The date of this prospectus supplement is July 8, 2011.

Item 8.01               Other Events

On July 7, 2011, One Equity Partners (“OEP”), a majority shareholder of NCO Group, Inc. (“NCO”), issued a press release in which OEP announced that OEP has entered into a definitive merger agreement under which an affiliate of OEP will acquire APAC Customer Services, Inc. (“APAC”), a provider of customer care services and solutions to market leaders in healthcare, business services, communications, media & publishing, travel & entertainment, financial services and technology industries.  According to the press release, OEP’s acquisition of APAC is expected to close in the fourth quarter of 2011, subject to the satisfaction of customary closing conditions, including Hart-Scott-Rodino clearance and approval of APAC’s shareholders.  Such press release indicated that OEP will seek to combine APAC with NCO.